Exhibit 4.76

CMBJ-2009-00000144-SW-00000006

Contract Registration Number:
2	0	0	9	1	1	0	0	3	2	0	0	3	2	0	5

Contract for Technical Services
(including technical training and technical intermediary)

Project Name: Game Business SP Cooperation Agreement 09DX026

Trustor:     China Mobile Group Beijing Co. Ltd.
(Party A)

Trustee:    Beijing AirInbox Information Technologies Co. Ltd.
(Party B)

Place of Signing: Haidian District, Beijing
Date of Signing: April 1, 2008
Valid Term: April 1, 2008-March 31, 2009

CMBJ-2009-00000144-SW-00000006

Game Business SP Cooperation Agreement

Party A: China Mobile Group Beijing Co. Ltd.	Party B: Beijing AirInbox Information Technologies Co. Ltd
Address: No.7, Dongzhimen Nandajie, Dongcheng District, Beijing	Address: 33F, Tengda Plaza, No.168 Xizhimen Waidajie, Haidian District, Beijing
Postal Code: 100007	Postal Code: 100044
Tel.: 010-65546699	Tel.: 010-88576000
Fax: 010-65541330	Fax: 010-88575900
Deposit Bank: Industrial and Commercial Bank of China, Beijing Branch, Chang’an Sub-branch	Deposit Bank: Industrial and Commercial Bank of China, Capital Indoor Stadium Sub-branch
Bank Account: 054018-32	Bank Account: 0200053719200031688
Customer Service Tel.: 010-68083018

Upon friendly negotiation based on the principles of equality, mutual benefit and double-win, the parties hereto have reached a consensus and decided to establish cooperative relationship between them to provide game services to users of China Mobile. To define the respective rights and obligations of the parties during the term of cooperation contemplated hereunder, the parties have hereby entered into this Agreement.

Article 1.	Content of Cooperative Project between the Parties
1.	Party A, as game business platform provider, will provide business access and platform support services to Party B for value.
2.
Party B will provide users of Party A via Party A’s game business platform with information services and application services (hereinafter referred to as “Game Business”). Party B shall ensure to provide information contents and service support of good quality.

3.	Party A will use its billing system and business support system to provide Party B with business billing and collecting services for value.

Article 2	Rights and Obligations of Party A
1.
Party A may verify such materials relating to normal business operation as necessary to enable Party B to provide information services hereunder, including telecommunications and information service business operational license, telecom value-added service business operational license, business license, credit standing certificate, source of information and bank account.

CMBJ-2009-00000144-SW-00000006

2.
Party A may verify any of Party B’s services relating to this Agreement. Party A is entitled to refuse to publish any content in the information as provided by Party B which is incompatible with national laws, regulations and policies, or goes counter to public order and good social customs, or which Party A thinks unfit, and if such information as provided by Party B causes any economic loss to Party A or undesirable impact on the goodwill of Party A, Party A shall have the right to claim compensation against Party B. Party A will give express reply to any business application submitted by Party B within 10 working days after Party B provides complete materials.

3.	Party A may, as needed, require Party B to provide relevant materials in relation to this Agreement further evidencing Party B’s ownership or right of use and intellectual property right.
4.
Party A has the right to formulate administrative measures, appraisal terms and customer service standards and documents in respect of game business (all as appendix to this Agreement), which shall be observed and implemented by Party B. Party A will conduct appraisal of Party B in accordance with relevant provisions aforesaid, and if Party B fails such appraisal, Party A may cease the cooperation business with Party B until termination of this Agreement.

5.
Party A will provide customer service numbers as call service access numbers for customer service complaints and enquiries. Party A’s customer service center will serve as the final confirmer and distributor of customer service questions of game business, Party B’s customer service personnel or customer service system must assist Party A to analyze and handle relevant business complaints and enquiries of customers. Party A has the right to transfer such various user enquiries as arising from this business and not attributable to any network communication problem on the part of Party A to Party B for handling, and Party B shall settle such customer complaints in good faith and be responsible therefor. Party A is responsible for user enquiries and complaints arising in respect of Party A’s network communication problems.

6.
Party A may, according to the status of business progress, promote and advertise game business via communications media so as to attract users. Party A shall provide Party B with related interface technical standards and technical support to ensure that Party B can provide applications smoothly.

7.	Party A is responsible for daily maintenance of the game platform, and for handling technical failures due to Party A in order to ensure the normal operation of application service.
8.
Party A will provide billing service for Party B’s game business, and the results thereof shall be subject to Party A’s data; where Party B lodges an objection to Party A’s results, it may require Party A to do reconciliation.

9.
Party A shall be responsible for such customer data management as the registration, login, certification and authentication of users, and may send back to Party B relevant data in certain form. As regards networking application, Party A’s game business platform will link to Party B’s content service system, and data in the game business platform will be taken as the basis of final confirmation of the use by users of Party B’s game business. Party A will count page views of Party B’s application game business, and provide statistical results to Party B in the appropriate form.

CMBJ-2009-00000144-SW-00000006

10.	Party A may adjust the arrangement order of the UI design and game business on the homepage of the game based on the status of business progress.
11.
The parties hereto may conduct such work as marketing communication and customer publicity in joint efforts. Party A may require Party B to mark (China Mobile Mobile Phone Game)” brand, subject to passage upon prior verification of Party A. Where Party B’s publicity and advertising involves Party A’s corporate name and other brand standard, it shall obtain prior consent of Party A and pass Party A’s verification.

Article 3	Rights and Obligations of Party B
1.
Party B must provide Party A with such materials relating to normal business operation as necessary to enable Party B to provide information services hereunder, including telecommunications and information service business operational license, telecom value-added service business operational license, business license, credit standing certificate, source of information and bank account, and ensure that the rates of information services provided by it comply with relevant provisions of price department of the Central Government.

2.
Party B must observe national laws, regulations and policies relating to telecom and internet information service, and ensure that the content of information provided by it will not violate relevant national laws, regulations and policies, will not impair the legitimate rights and interests of any third party and social public interests, and that it will not transmit illegal information via Party A’s system, otherwise Party B will be held liable for all consequences so caused. Party B must filter the content of information provided by users (such as chat messages) in order to preclude any and all unhealthy and illegal information. Any and all complaints so incurred shall be handled by Party B with all economic and legal liabilities. Party A may require Party B to compensate it for any and all economic loss and damage to goodwill as sustained by Party A.

3.
Party B must ensure the legality of game business provided by it, and that it has obtained all government approvals, license to manufacture and/or use and/or authorization, and that all contents concerned have legitimate and non-infringing sources, and are free of such problems as usurping or using without the consent of the copyright owner which infringes upon any intellectual property right including copyright or other legitimate rights and interests of any third party. When Party A incurs any claims, litigation or recourse by any third party in respect of infringement, Party A is entitled to interim suspension of such business as in question, and transfer the dispute to Party B for handling, and Party B must promptly and directly contact the complainant or recourser for settlement, and take responsibility for all legal and economic liabilities. Party A may require Party B to compensate it for any and all economic loss and damage to goodwill as sustained by Party A.

CMBJ-2009-00000144-SW-00000006

4.
During the term of cooperation, without prior written consent of Party A, Party B may not make use of various channels so that Party A’s mobile data application business in various business respects interconnects with or interconnects in disguised form with any third party.

5.
Party B shall give active coordination to the interface testing work of Party A so as to provide services in accordance with the business standards and interface technical standards required by Party A.

6.
Party B undertakes that, upon effective date of this Agreement, game chargeable services provided by Party B will not be available at its owned website or any other sites; otherwise, Party A will be entitled to unilaterally terminate this Agreement and terminate settlement with Party B.

7.	Party B must provide all materials in respect of the business provided by it in clear and unambiguous manner, and take responsibility for all economic and legal liabilities in respect thereof.
8.
Party B shall ensure to log in SIMS system to check out various notices and announcements issued by Party A and process them timely. All losses arising from Party B’s failure to check the information publicized in the SIMS system shall be borne by Party B.

9.	Party B may determine whether to charge for the business provided and the charging standards under the guidance of Party A.
10.
Party B shall observe and implement Party A’s administrative measures, customer service standards and documents in connection with “Monternet”, and accept the inspection and supervision of Party A. In the event that Party B withdraws from Monternet service (including compulsory withdrawal in Party A’s survival of the fittest appraisal) for any reason, Party B shall be obliged to provide one month of withdrawal cushion period, during which Party B shall continue to provide services to users, and make an statement of cessation of services on its website (WWW/WAP) or via other channels.

11.
Party B must establish effective and unblocked complaint channel, and deal with and resolve various user enquiries and complaints arising from this business which are not attributable to any network communication problems. Where Party A receives any customer complaint in relation to aforesaid information content, Party B shall give preliminary reply to customer service department of Party A within two hours, identify the reasons within one working day, and prevent the dissemination of illegal information. With respect to any customer complaint which both parties fail to give reasonable explanation, Party B as the final resolver shall take responsibility to deal with such customer complaint in good faith.

12.
Where in respect of information service fees to be paid by Party B, any customers refuse to pay such information fees or Party A refund them to customers in advance due to Party B’s service quality problems or the rates exceeding the charging standard as prescribed by relevant price department, Party A will deduct such amounts from the information fees to Party B, if such information fees are insufficient to set off such amounts, Party B shall make payment to Party A in respect of the insufficient part.

CMBJ-2009-00000144-SW-00000006

13.
Party B shall conduct marketing promotion and customer publicity work in an active manner. Party B’s publicity and advertising contents shall mark (China Mobile Mobile Phone Game)” brand according to the request of Party A.

14.
Party B shall ensure the exclusivity of the cooperation with Party A, that is, as of the effective date of this Agreement, Party B undertakes not to conduct with any third party any business identical or similar to that under cooperation with Party A. Otherwise, Party A is at liberty to cease business cooperation hereunder between the parties and to terminate this Agreement.

15.
Party B warrants that it has legal title to any cooperation product it provides to Party A during the process of cooperation and other related contents, or has the legal authority to grant Party A the license to use the same pursuant to this Agreement, and that the cooperation product and other related contents will not infringe upon the legitimate rights and interests of any third party (including but not limited to copyright, right of reputation and right of portrait), be free from any copyright dispute, will not violate any laws and regulations, and may authorize Party A to disseminate them via information network.

16.
Where a third party institutes an administrative complaint, brings a suit or submits to arbitration purporting that Party B has no right to dispose of any cooperation product or other related contents or its authorization is defective, Party A may take the following remedial measures in a combined or selective form, as the case may be: (1) terminates the distribution of distributive revenues hereunder with Party B within the limits of the amount claimed by such third party; (2) requests Party B to resolve it at its own costs, and Party B shall, at the request of Party A and at its own costs, submit to dispute resolution authority for resolution with Party B’s participation as a third party; (3) terminates this Agreement in whole or in part. If such measures can not prevent the occurrence of losses to Party A, then at the request of Party A, Party B shall timely and fully indemnify and hold Party A harmless against all losses so sustained by Party A (including but not limited to any amounts pre-paid by Party A to Party B and/or all economic losses caused during business interruption and reasonable attorney’s fee, litigation or arbitration fee paid by Party A for the resolution of disputes).

17.
Provided that Party B does not have the qualifications necessary to enable it to operate internet business, Party B may not, during the cooperation as contemplated hereunder, provide business use channels (including but not limited to business subscription and business on demand) to users via the internet. Concurrently, Party B may not conduct cooperation business publicity on any website without a telecom and information service business operational license. Party B shall be held liable for all liabilities if Party B violates any of the foregoing provisions during the cooperation hereunder.

CMBJ-2009-00000144-SW-00000006

Article 4	Maintenance Sections and Responsibilities of the Parties
Maintenance responsibilities and sections of the parties hereto are divided based on the connection points of equipments of the parties, so that maintenance responsibility in respect of the connection point on Party A’s side is borne by Party A, and maintenance responsibility in respect of the connection point on Party B’s side is borne by Party B. The parties shall perform their respective duties so as to ensure the normal progress of business.

Article 5	Rewards and Punishments
1.
In the event of any breach by Party B, Party A may require Party B to correct immediately, rectify and improve within a specified period of time, make public apology on media or to customers, suspend the examination and approval of Party B’s new business, postpone settlement, refuse settlement or charge a penalty or any combination of the foregoing. If Party B’s breach is extraordinarily serious (such as customer complaint at the level of the Ministry of Information Industry, media exposure and initiation of proceedings), Party A has the right to terminate this Agreement forthwith.

2.
Where Party B effectively implements relevant contents set forth herein, and the annual average customer complaint rate in respect of Party B’s services is low, Party A will, under the same conditions, give priority to renewing this Cooperation Agreement with Party B.

3.
Party B may neither send any message to a customer with game business information fee in arrears, nor permit such customer to demand information for other customers. Where Party B still sends messages to a customer with information fee in arrears or permit such customer to use game business when Party B is aware of such arrearage, Party A may require Party B to compensate it for any and all economic losses as caused by the arrearage of customers, and may simultaneously terminate this Agreement.

Article 6	Billing and Settlement
6.1.  Information fees arising from the use by users of the application services or information services provided by Party B shall be owned by Party B, and Party A will provide such services as billing and collecting information service fees for and on behalf of Party B. The billing system of Party A shall make payments of the total due information fees for the current game business.

Specific cooperation business models for the parties are as follows (four types altogether):
1.
If Party B undertakes the promotion of its own application services or information services, then Party A will pay 85% of the total information fees receivable to Party B, with the remaining 15% as information fees for Party A.

2.
If Party B’s business is selected into competitive business packages of Party A, then Party A will pay 50% of the total information fees receivable to Party B, with the remaining 50% as information fees for Party A.

3.
If Party B’s business is selected into the bank of competitive business as promoted by Party A, then Party A will pay 40% of the total information fees receivable to Party B, with 15% as information fees for Party A, and the remaining 45% to be paid by Party A to the game business promoter.

CMBJ-2009-00000144-SW-00000006

4.
If Party B’s business is commercialized mobile phone online game business, then Party A will pay 70% of the total information fees receivable to Party B, with the remaining 30% as information fees for Party A (during trial operation period of promotion of mobile phone online game, Party A will pay 85% of the total information fees receivable to Party B, with the remaining 15% as information fees for Party A. Party A will inform Party B in the form of SIMS notice one month prior to the end of trial operation period).

The foregoing business models are based on the business codes in the billing system of Party A.

6.2
The basis of billing and settlement are the tickets of successful billing gathered in the billing system of Party A. Business billed message by message is based on successful receipt by users, and business of monthly payment billing is based on user's actual subscription.

6.3	The information fees settled between the parties will not contain the items as follows:
1) Logout user fee (including pre-logout);
2) Out-of-service user fee;
3) Inactive user fee;
4) Fees for single message with excessive average information fee; and
5) Refund fees (double refund).
6.4
Party A shall provide statement of accounts of the preceding month’ billing via SIMS system to Party B prior to the 15th day of each month, whereby the parties shall check the amounts of information fees of the preceding month from the 1st day to the last day of the preceding month; Party B shall send back the results of check of accounts within 10 days, where Party B fails to provide feedbacks timely, the accounts will be deemed as correct.

6.5
Notwithstanding any challenge on the statement accounts of billing of the preceding month, Party B shall invoice Party A prior to the 18th day of each month. Upon receipt of a valid invoice issued by Party B before the 18th day of the month (subject to Party B’s delivery to the place designated by Party A), Party A shall pay to Party B the information fees to be settled in the amount in accordance with the invoice amount as checked to be compatible with the statement of accounts; that is, regardless of whether the parties can complete the check of accounts as scheduled, settlement shall be done as per the amounts of the statement of accounts, with any difference to be settled in the next payment or later.

CMBJ-2009-00000144-SW-00000006

6.6
In the event that upon Party B’s receipt of a statement of accounts prior to the 15th day of a month and after charging off such fees as logout user fee (including pre-logout), out-of-service user fee, inactive user fee, fees for single message with excessive average information fee and refund fees, if prior to the 25th day of the month, the difference between the fees of Gotone users and subscription relationship reaches 6% or above, Party B may propose a request for check of accounts; if the difference between the fees of Easyown and Mzone users and subscription relationship reaches over the billing success rate of the month, Party B may propose a request for check of accounts, otherwise data of Party A shall prevail. In the case of any discrepancy, the parties shall determine the reasons, and conduct mutual negotiation to resolve it in a timely manner and in the light of the actual circumstances.

Article 7	Confidentiality
1.	The parties hereto shall keep confidential all user data received through this business.
2.
During the cooperation between the parties, proprietary information received by one party from the other party (“disclosing party”) which is developed, created, discovered, known by such disclosing party, or transferred to such disclosing party and of commercial value to such disclosing party, including but not limited to any trade secret, computer program, design technique, ideas, know-how, process, data, business and product development plan, customer information or other information relating to such disclosing party’ business, or confidential information received by such disclosing party from any other parties, shall be owned by the disclosing party of such information and, without prior consent in writing by the disclosing party, the other party shall keep all proprietary information confidential, and may not use or disclose to any individual or entity any of such proprietary information, except for the purpose of performing the obligations hereunder.

3.
The parties have the obligation to keep this cooperation and the specific contents of this Agreement confidential. Without prior written consent of a party, the other party may not disclose the cooperation between the parties and any specific contents of this Agreement to any third party.

4.	This Confidentiality term shall survive the termination of this Agreement and shall be in full force and effect permanently.

Article 8	Liability for Breach of Contract
1.	In the case of impossible performance of this Agreement due to either party’s breach hereof, the other party has the right to terminate this Agreement;
2.
In case one party’s breach of this Agreement causes the unfavorable social impact on or economic losses to the other party, the other party is entitled to subject the default party to liabilities, requiring it to eliminate the impact and/or provide corresponding economic compensation, and simultaneously has the right to terminate this Agreement.

CMBJ-2009-00000144-SW-00000006

Article 9	Force Majeure
Where a party hereto sustains any economic loss or this Agreement is rendered impossible to be performed in part or in whole due to any event of force majeure that is unpredictable, insurmountable or unavoidable, the party affected by such event of force majeure may be excused from any liability for any loss of the other party, provided that the affected party shall promptly notify the other party of the circumstance of such event, and provide valid certificates issued by relevant governmental departments stating the details of the event and the reasons for the impossible performance of this Agreement in part or in whole or for the delayed performance of this Agreement within 15 days. The parties shall by friendly negotiation determine whether to continue the performance or terminate this Agreement in the light of the extent of impact of such event on the performance of this Agreement.

No.5, Tengda Tax Bureau, Haidian District, Beijing
Special Seal for Stamp Duty Paid
Tax Amount: ￥5338.84
Number of Duty Paid Voucher: 0849165
Date: January 13, 2010

Article 10	Change or Amendment of Agreement
1.
During the cooperation contemplated hereunder, any relevant business administrative provisions and relevant customer service administrative provisions as formulated by Party A for Monternet shall be attached hereto as supplementary appendices. In the event of any discrepancy between the terms of this Agreement and such administrative provisions, the latter shall take precedence. It is agreed that the parties may renegotiate any conflicting terms and execute a supplementary agreement.

2.
Either party who wishes to change or rescind this Agreement must send a notice to the other party in writing 15 days in advance, and such change or rescission may only becomes effective upon mutual consent between the parties. Any dispute arising from the termination of this Agreement shall be resolved by consultation between the parties.

3.	Any matter uncovered hereunder may be agreed on between the parties and supplemented hereto in writing.
4.
This Agreement is governed by Chinese law. Any dispute arising in respect hereof shall be first resolved by friendly consultation between the parties, if such consultation is unsuccessful, either party may turn to Beijing Arbitration Commission for arbitration. The arbitral award shall be final and binding on both parties.

CMBJ-2009-00000144-SW-00000006

5.
This Agreement shall be effective for a term commencing from April 1, 2008 and ending on March 31, 2009. In the absence of any request of either party in writing 30 days prior to the expiration of this Agreement for the termination hereof, this Agreement shall be automatically extended for a term of six months upon its expiration and so on and so forth, the times of such extension are unlimited, and each term of extension is six months. Where a party has an objection, it shall notify the other party in writing 30 days prior to the expiration hereof or 30 days prior to the expiration of the relevant extension, in which case, this Agreement terminates at the expiration. Upon termination of this Agreement, the parties shall deal with any and all consequential matters in good faith. This Agreement shall not be invalidated until and unless the parties have fully performed all obligations hereunder and all payments and claims between the parties have been settled.

6.	This Agreement is made in quadruplicate, with Party A holding three copies thereof, and Party B holding the remaining copy thereof, and all such copies are equally authentic.
7.
A breach of this Agreement is constituted when a party directly or indirectly contravenes any provision hereof, or refuses to assume or fails to timely and fully assume its obligations hereunder, wherein the non-breaching party is entitled to send a notice in writing to the former party requiring it to remedy such breach and take sufficient, effective and timely steps to eliminate the consequences of such breach, and compensate the non-breaching party for any and all losses incurred due to the breach of the breaching party. Where the breaching party fails to remedy its breach within 10 days of receipt of above-said notice from the non-breaching party in respect of such breach, the non-breaching party shall be entitled to unilaterally terminate this Agreement in advance by a notice via SIMS system (it is deemed as duly served when such notice is sent out via SIMS) or a notice in writing, and subject the breaching party to default liabilities.

Party A: China Mobile Group Beijing Co., Ltd.	Party B: Beijing AirInbox Information Technologies
Authorized Representative: Li Yao	Co., Ltd.
Dated: [DD] [MM] [YY] China Mobile Group Beijing Co., Ltd. Beijing AirInbox Information Technologies Co., Ltd.	Authorized Representative: Dated: [DD] [MM] [YY] Stamp for Contract Stamp for Contract

CMBJ-2009-00000144-SW-00000006

Appendix：Non-corruption Agreement

This Agreement is entered into for the purpose of jointly maintaining the fair competition order of commercial activities, and ensuring good faith, non-corruption, high efficiency and mutual benefit in the business transactions between the parties:

1、
During the cooperation contemplated hereunder, the parties shall conscientiously observe national laws and regulations and carry out commercial transaction activities in accordance with the Anti-unfair Competition Law of the People’s Republic of China, the Tender and Bidding Law of the People’s Republic of China, the Interim Provisions on Prohibiting Commercial Bribery, and other relevant laws and provisions.

2、
Fairness, impartiality and openness shall be observed in the confirmation of bid invitation qualification, bid submission, bid opening and evaluation of bids, and secret practices shall be prohibited. Party A’s supervision department or its authorized personnel shall supervise the bidding projects, seriously investigate, impartially handle and give timely reply to Party B’s complaints and reports in relation to the bidding.

3、
Relevant working personnel of the parties and their relatives may not accept cash, things of value and securities given by the other party, may not demand or accept financial aid from the other party for housing construction and improvement, weddings and funerals and going abroad, may not introduce relatives or friends to carry on any business activities relating to the cooperation between the parties, may not accept kickbacks, may not attend expensive recreational, entertainment, physical exercise or travelling activities affecting impartial enforcement of public affairs, or reimburse any costs which shall be paid by individuals.

4、
Relevant working personnel of the parties may not conduct private negotiation or reach secret agreement in respect of supply of materials, change of quantity and resolution of quality problem of materials for the purpose of seeking selfish benefits.

5、
Upon undertaking of an engineering project (including engineering construction, maintenance, supervision, design and systematic integration), such engineering project may not be subcontracted in the case of any violation or without express approval of Party A.

6、
There shall be no violation of commercial ethics, or disruption of normal competition order, impairment of the images of the parties, bidding collusion, disclosure of secrets of the parties, discrimination of fair competition of other operators, no falsification or overestimation and forged computation in budgets and final accounts, quotation in bidding as well as quoting in business.

CMBJ-2009-00000144-SW-00000006

7、
In the event of any violation of the foregoing terms or other commercial ethics and market rules, where verified to be true, cooperation of such project or similar projects will be ceased as per the seriousness of the circumstances.

8、
A party aware of any bribery acts or irregularities for favoritism, abuse of power or serious dereliction of duty of any personnel of the other party, the former party is obliged to report the case to the supervision or other relevant department of the other party.

9、	This Agreement is an integral appendix to the main contract, wherefore shall be put under paging seal together with the main contract.

Reporting Channel to Party A’s	Party B's Reporting Channel:
Supervision Department:

Tel.: 65546699-82576	Tel.: 88576000-6861
E-mail:jubao@bj.chinamobile.com	E-mail: CMCC@kongzhong.com

Confidential Agreement

Party A: China Mobile Group Beijing Co., Ltd.
Party B: Beijing AirInbox Information Technologies Co., Ltd.

Whereas: Party A and Party B have agreed to conduct cooperation in respect of game business, as regards confidential information of Party A as involved in the process of cooperation between the parties, the parties agree as follows:
1.
For the purposes of this Agreement, “Confidential Information” shall refer to such information as received by Party B from Party A in the performance or for the performance of the contract. Party A’s Confidential Information includes but is not limited to: any point of view, discovery, invention, formula, program, plan, diagram, model, sketch, norms, inventory of parts, parameters, data, database, standards, ingredients, process, installations, pictures, scheme, sample, equipment, equipment performance report, pricing information, studies, idea, drawings, concept, any form of software, flowchart, method of calculation, account, code, data of Party A’s customers and other business and technical information and/or any intellectual property right therein undisclosed by Party A, and any derivative information drawn by Party B based on any of the preceding documents, information and background materials.

Confidential Information shall not include such information which:
1)
is publicly available upon disclosure by one party, or becomes publicly available after disclosure by one party at no fault of the receiving party or its employee, attorney, accountant, contractor, advisor or other person;

2)	is in the possession of the receiving party upon disclosure as evidenced by any proof in writing, and such information is not directly or indirectly from the disclosing party; or
3)	is evidenced by written proof to be disclosed to the receiving party by a third party which is under no confidential obligation and has the right to disclose it.
2.
Party B understands that all documents received by it shall remain property of Party A, and Party A owns the intellectual property right in the documents aforesaid. Party B acknowledges Party A's interests in the Confidential Information hereunder and/or all related rights, and Party B shall keep good custody of such information to the interests of Party A.

3.
Party B acknowledges and agrees that Party A’s disclosure and provision of the Confidential Information as enumerated herein shall not be deemed to transfer or grant to Party B any royalty or any other right. Party A’s disclosure and provision of the Confidential Information as enumerated herein may neither be deemed to grant to Party B any patent right, patent application right, trademark right, copyright, trade secret or other intellectual property right relating to Confidential Information; nor to transfer or grant to Party B the right to use any trademark, patent or technical know-how as licensed to Party A by a third party.

4.
As for any document received by Party B from Party A, Party B understands that it has the right of provisional use only, and that it has no title, intellectual property right or right of interpretation to the same.

5.	Party B undertakes to use the Confidential Information for the purpose of cooperation with Party A, and not to use the same for any other purpose.
6.
Without prior written approval of Party A, Party B may not, in any form or manner, disclose or divulge the Confidential Information and/or any part thereof to any third party. Party B has the obligation to keep good custody of the Confidential Information hereunder, and may not reproduce, reveal or lose it. Party B may neither based on the Confidential Information give any suggestion to any third party in respect of any issue. Subject to the foregoing general requirements of confidentiality, Party B’s use of the Confidential Information shall also meet the following requirement:Party B shall comply with the Administrative Measures for Mobile Phone Game Business formulated by Party A.

7.
Party B undertakes to keep Party A’s Confidential Information in confidential, to establish corresponding confidential system to ensure the performance of confidential obligations stipulated hereunder, to provide confidentiality training for working personnel within its organization, to execute confidential agreements with relevant working personnel (stipulating the liabilities for breach of confidential obligations), and to investigate any divulging personnel for default liabilities.

8.
Party A agrees that Party B has the right to disclose to its employees or give them access to the Confidential Information and/or any part thereof to the extent that such employees are personnel as necessary to use the Confidential Information during the cooperation between Party A and Party B, provided always that Party B has obtained confidential undertakings from such employees at least substantially identical with this Agreement prior to any disclosure to or grant to such employees access to the Confidential Information.

9.
Where any of Party B’s employees, in violation of confidential undertakings, fails to use the Confidential Information in accordance with this Agreement or discloses the Confidential Information to a third party, or gives any suggestion to a third party based on such Confidential Information, Party B will be deemed to have violated this Agreement.

10.
Where Party B is required by relevant governmental authority or regulatory body to disclose any Confidential Information, Party B may make disclosure to the extent as required by such governmental authority or regulatory body without being held liable for any liability hereunder, provided always that Party B shall immediately notify Party A of the information to be disclosed, so that Party A may take necessary protective measures, and that such notification shall be made prior to the disclosure of such information to the extent as possible, and Party B shall exert all commercially reasonable efforts to ensure that such information to be disclosed will receive confidential treatment from relevant governmental authority or agency.

11.
Upon any breach of this Agreement by Party B, it shall compensate Party A for all losses so incurred by Party A, including but not limited to all losses, damages, litigation fees, arbitration fees, reasonable attorney’s fess, investigation fees and relevant legal expenses.

12.
Party A retains the right to take back or direct Party B to destroy any Confidential Information as provided by Party A upon termination of contract or when Party A deems necessary. When Party A requires Party B to return the Confidential Information, Party B shall immediately return all Confidential Information and tangible media thereof.

13.
Any dispute arising from the performance of this Agreement or in respect of this Agreement shall be first resolved by friendly negotiation between the parties, and if such negotiation is unsuccessful, the case shall be turned to Beijing Arbitration Commission for arbitration in accordance with its arbitration rules then in effect.

14.	This Confidential Agreement is binding on the parties and their respective owned/associated companies and agencies.
15.	This Agreement goes into effect when duly signed and sealed by both parties.
16.	This Agreement is made in quadruplicate, with each party holding two copies thereof, all of which are equally binding.

Party A: China Mobile Group Beijing Co., Ltd.	Party B: Beijing AirInbox Information Technologies Co., Ltd.
Authorized Representative: Li Yao	Authorized Representative:

Dated: [DD] [MM] [YY]
China Mobile Group Beijing Co., Ltd. Beijing AirInbox Information Technologies Co., Ltd.	Dated: [DD] [MM] [YY] Stamp for Contract Stamp for Contract